UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  January 11, 2006

AEP INDUSTRIES INC.

(Exact name of registrant as specified in its charter)

DELAWARE	0-14450	22-1916107
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

125 Phillips Avenue, South Hackensack, New Jersey		07606
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code    (201) 641-6600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02               Non-Reliance on Previously Issued Financial Statements.

On January 6, 2006, the Company discovered that in determining the value of its deferred tax liability at October 31, 2004, it used an amount for the net tax bases of its fixed assets that exceeded the amount that should have been used for such purposes.   This error resulted in an understatement of the deferred tax liability related to the depreciation of these fixed assets and the provision for income taxes from continuing operations as of and for the year ended October 31, 2004 by approximately $1.0 million.  As a result of the error, the Company expects to increase the deferred tax liability related to the depreciation of these fixed assets and the provision for income taxes from continuing operations for the fiscal year ended October 31, 2004 by approximately $1.0 million.  The increase to the income tax provision would result in a dollar-for-dollar increase in the Company’s loss from continuing operations and net loss for such period.   The Company will restate fiscal 2004 amounts for this error and any other amounts (including the unaudited quarterly financial data, if applicable) in its Annual Report on Form 10-K for the fiscal year ended October 31, 2005, and these restated amounts will reflect the increases in the provision for income taxes from continuing operations, loss from continuing operations, net loss and any other adjustments. The Company is continuing to analyze any effect on the current fiscal year’s financial statements. As a result, investors should not rely on the Company’s consolidated financial statements for the fiscal year ended October 31, 2004, which were included in the Company’s previously issued Current Report on Form 8-K filed on June 16, 2005, which were restated at that time for discontinued operations.  The Company does not expect to file its Annual Report on Form 10-K for the fiscal year ended October 31, 2005 by its scheduled due date of January 17, 2006, but expects to file it by January 30, 2006.  Our independent registered public accounting firm, KPMG LLP, has been notified and has had a discussion with the audit committee chairperson regarding the matters disclosed in this filing.

Item 9.01               Financial Statements and Exhibits.

(d)           Exhibits- none

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEP INDUSTRIES INC.
(Registrant)

Date	January 11, 2006
		By:	/s/ Lawrence R. Noll
Lawrence R. Noll
Vice President, Controller and Secretary